WARNER MUSIC GROUP CORP. REPORTS FOURTH-QUARTER AND FULL-YEAR

RESULTS FOR THE PERIOD ENDED SEPTEMBER 30, 2008

Digital revenue in the quarter grew 28% year over year to $167 million

•

Total revenue of $854 million for the fourth quarter of 2008 decreased 1% from the prior-year quarter, or 5% on a constant-currency basis. Full-year 2008 revenue grew 3% to $3,491 million, and declined 2% on a constant-currency basis.

•

Digital revenue was $167 million, or 20% of total revenue in the quarter, up from $166 million in the third quarter of fiscal 2008 and up 28% from $131 million in the prior-year quarter. Full-year 2008 digital revenue rose 39% to $639 million, or 18% of total revenue.

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Operating income from continuing operations declined 20% to $66 million in the quarter compared to $83 million in the prior-year quarter. The prior-year quarter included a net benefit of $7 million resulting from a $17 million benefit related to legal settlements, $9 million in expenses related to the company’s fiscal 2007 realignment initiatives and $1 million in expenses incurred in connection with the potential acquisition of EMI Group plc (the “Prior-Quarter Items”). For full-year 2008, operating income from continuing operations was $207 million compared to $228 million in the prior year. The prior fiscal year included a net expense of $3 million resulting from a $69 million benefit related to legal settlements, $63 million in expenses related to the company’s fiscal 2007 realignment initiatives and $9 million in expenses incurred in connection with the potential acquisition of EMI Group plc (the “Prior-Year Items”).

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Operating income before depreciation and amortization (OIBDA) from continuing operations fell 8% to $134 million from $146 million in the prior-year quarter, which included the net benefit of $7 million from the Prior-Quarter Items. OIBDA from continuing operations in the fiscal year amounted to $475 million, up from $474 million in the prior year, which included the net expense of $3 million from the Prior-Year Items.

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Income from continuing operations was $0.04 per diluted share compared to income from continuing operations of $0.11 per diluted share in the prior-year quarter. Loss from continuing operations was $0.24 per diluted share in the fiscal year compared to a loss from continuing operations of $0.05 per diluted share in the prior year.

NEW YORK, November 25, 2008—Warner Music Group Corp. (NYSE: WMG) today announced its fourth-quarter and full-year financial results for the period ended September 30, 2008.

“WMG had a strong year, outperforming the industry, and sustaining revenue and OIBDA over the fiscal year, despite the challenging global recorded music and broader financial environments,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “We remain confident in our ability to execute on our long-term goals, given that we continue to advance our strategy to lead the industry transformation by pursuing innovative business models, diversifying revenue streams and investing in A&R.”

“The volatile global economy and timing of our release schedule may result in back-end weighted fiscal 2009 results,” Steve Macri, Warner Music Group’s Executive Vice President and CFO added. “From a balance sheet perspective, we’re gratified to see the growth in our cash balance continue, further increasing our financial flexibility.”

Fourth-Quarter Results

For the fourth quarter 2008, revenue declined 1.5% to $854 million from $867 million in the prior-year quarter, and was down 5.2% on a constant-currency basis. This performance reflects the ongoing transition in the recorded music industry characterized by a shift in consumption patterns from physical sales to new forms of digital music, the continued impact of digital piracy, and to a lesser extent, the company’s proactive efforts to manage retailer inventories. Domestic revenue declined 5.4%. International revenue grew 3.7%, but declined 4.1% on a constant-currency basis. On a constant-currency basis, revenue grew in Japan and parts of Europe.

Operating income from continuing operations fell 20.5% to $66 million from $83 million in the prior-year quarter and operating margin from continuing operations was down 1.8 percentage points to 7.7%. OIBDA from continuing operations decreased 8.2% to $134 million from $146 million in the prior-year quarter and OIBDA margin from continuing operations declined 1.1 percentage points to 15.7%. Operating income, operating margin, OIBDA and OIBDA margin from continuing operations for the fourth quarter of fiscal 2007 reflect the net benefit of $7 million from the Prior-Quarter Items, as well as lower annual bonus compensation than in the current-year quarter.

Income from continuing operations was $6 million, or $0.04 per diluted share, for the quarter, down from income from continuing operations of $17 million, or $0.11 per diluted share, in the prior-year quarter. The net benefit of $7 million from the Prior-Quarter Items amounted to $0.04 per diluted share.

The company reported a cash balance of $411 million as of September 30, 2008, a 23% increase from the September 30, 2007 balance of $333 million. As of September 30, 2008, the company reported total long-term debt of $2.26 billion and net debt (total long-term debt minus cash) of $1.85 billion.

For the quarter, net cash provided by operating activities was $119 million compared to $105 million in the prior-year quarter. Free Cash Flow (defined as cash flow from operations less capital expenditures and cash paid or received for investments) was $100 million, compared to negative Free Cash Flow of $48 million in the comparable fiscal 2007 quarter. Unlevered After-Tax Cash Flow (defined as Free Cash Flow excluding cash interest paid) was $122 million, compared to negative Unlevered After-Tax Cash Flow of $33 million in the comparable fiscal 2007 quarter (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue from the company’s Recorded Music business declined 3.7% from the prior-year quarter to $707 million, and was down 6.9% on a constant-currency basis. The decline in constant-currency revenue primarily reflects strength in Japan, France and Italy, offset by weakness in the U.S.

Recorded Music digital revenue of $156 million grew 25.8% over the prior-year quarter and represented 22.1% of total Recorded Music revenue. Domestic Recorded Music digital revenue amounted to $99 million or 27.2% of total domestic Recorded Music revenue. Strong digital revenue was primarily driven by growth in global online downloads, and to a lesser extent growth in international mobile.

Major sellers in the quarter included titles from Metallica, Kid Rock, T.I. and Mariya Takeuchi. International Recorded Music revenue was up 0.9% from the prior-year quarter to $343 million, but declined 6.0% on a constant-currency basis, while domestic Recorded Music revenue declined 7.6% from the prior-year quarter to $364 million.

Year-over-year revenue differences in the global Recorded Music business were due to the timing of releases and declines in the physical business, which are not currently being offset by growth in the digital business. In addition, the impact from the company’s more active retail inventory management as well as the changing underlying demand for physical recorded music product is evident in our results.

Quarterly Recorded Music operating income from continuing operations fell 22.2% to $56 million, resulting in an operating margin from continuing operations of 7.9% compared to 9.8% in the prior-year quarter. Recorded Music OIBDA from continuing operations fell 13.8% to $100 million for the quarter. Recorded Music OIBDA margin from continuing operations contracted 1.7 percentage points to 14.1% from the prior-year quarter. Recorded Music operating income, OIBDA, operating margin and OIBDA margin from continuing operations for the fourth quarter of fiscal 2007 reflect a portion of the Prior-Quarter Items — a $12 million benefit related to legal settlements and $5 million in expenses related to the company’s fiscal 2007 realignment initiatives. The margin contraction reflects higher third-party distribution costs partially offset by lower product costs from a shift to higher-margin digital products.

Music Publishing

Music Publishing revenue increased 13.9% from the prior-year quarter to $156 million, and was up 6.1% on a constant-currency basis. Music Publishing revenue grew 12.0% domestically and 14.9% internationally, and increased 3.3% internationally on a constant-currency basis. Digital revenue from Music Publishing grew 57.1% to $11 million, representing 7.1% of total Music Publishing revenue.

On a constant-currency basis, the decline in mechanical revenue of 5.6% was offset by a 31.0% increase in synchronization revenue, a 6.1% rise in performance revenue and the strong 57.1% increase in digital revenue. The increase in synchronization revenue was due in part to timing of receipts while mechanical revenue weakness reflects the industry-wide decline in physical record sales partially offset by a more stable performance by catalog offerings.

Music Publishing operating income amounted to $36 million, down 7.7% from $39 million in the prior-year quarter, resulting in an operating margin of 23.1%, down 5.4 percentage points from the prior-year quarter. Music Publishing OIBDA was essentially flat at $54 million compared to $55 million in the prior-year quarter and OIBDA margin of 34.6% declined 5.5 percentage points from the prior-year quarter. Music Publishing operating income, OIBDA, operating margin and OIBDA margin for the fourth quarter of fiscal 2007 reflects a portion of the Prior-Quarter Items — a $3 million benefit related to a legal settlement and $1 million in expenses related to the company’s fiscal 2007 realignment initiatives, as well as modest severance costs.

Full-Year Results

For the full year 2008, revenue grew 3.2% to $3,491 million from $3,383 million last year, and fell 2.2% on a constant-currency basis. Total revenue in 2008 was split 46% domestic and 54% international. Domestic revenue declined 3.9% over the prior year while international revenue climbed 10.3%, but fell 0.5% on a constant-currency basis. Total digital revenue rose 38.6% year over year to $639 million and was 65% domestic and 35% international. Digital revenue represented 18.3% of total revenue for the fiscal year compared to 13.6% in the prior fiscal year.

Operating income from continuing operations of $207 million decreased from $228 million in the last fiscal year and operating margin from continuing operations contracted 0.8 percentage points to 5.9%. OIBDA from continuing operations for the fiscal year amounted to $475 million, essentially flat against $474 million last year while OIBDA margin from continuing operations contracted by 0.4 percentage points to 13.6%. Operating income, operating margin, OIBDA and OIBDA margin from continuing operations for fiscal year 2007 reflect the net expense of $3 million from the Prior-Year Items, as well as lower annual bonus compensation than in the current year.

Loss from continuing operations for fiscal year 2008 was $35 million, or $0.24 per diluted share, compared to loss from continuing operations of $8 million, or $0.05 per diluted share, for the 2007 fiscal year.

This fiscal year, net cash provided by operating activities was $304 million compared to $302 million in fiscal year 2007. Free Cash Flow amounted to $137 million compared to Free Cash Flow of $22 million in the prior year. Unlevered After-Tax Cash Flow was $286 million, compared to $158 million in fiscal year 2007 (see below for calculations and reconciliations of Non-GAAP Free Cash Flow and Unlevered After-Tax Cash Flow). Free Cash Flow and Unlevered After-Tax Cash Flow for fiscal 2008 include the previously disclosed investment in Frank Sinatra Enterprises. Free Cash Flow and Unlevered After-Tax Cash Flow for fiscal 2007 include previously disclosed investments in Front Line Management and Roadrunner as well as $63 million in restructuring-related charges and $110 million in cash received from our settlement with Bertelsmann AG regarding Napster.

Below is the business segment discussion for the fiscal year.

Recorded Music

Recorded Music revenue grew 2.1% to $2,895 million, but declined 2.8% on a constant-currency basis over the prior year. Domestic Recorded Music revenue declined 5.4% from the prior year to $1,380 million while international Recorded Music revenue was up 10.1%, but was flat on a constant-currency basis. Recorded Music sales were challenged by the continued decline in physical sales that is not currently being offset by growth in the digital business. Recorded Music revenue was split 48% domestic and 52% international. Digital Recorded Music revenue grew 38.0% over the prior year to $599 million and represented 20.7% of total Recorded Music revenue for fiscal 2008, up from 15.3% in fiscal 2007. Domestic Recorded Music digital revenue amounted to $388 million, or 28.1% of total domestic Recorded Music revenue, up from $295 million or 20.2% of revenue in the prior year. Major sellers for the year were Josh Groban, Madonna, Led Zeppelin, Kobukuro and Michael Bublé.

Recorded Music operating income from continuing operations dropped 6.4% to $233 million for the year from $249 million last year and operating income margin from continuing operations contracted 0.7 percentage points to 8.0%. Recorded Music OIBDA from continuing operations fell 1.2% to $416 million for the year from $421 million last year and OIBDA margin from continuing operations declined 0.5 percentage points to 14.4%. Recorded Music operating income, OIBDA, operating margin and OIBDA margin from continuing operations for fiscal year 2007 reflect a portion of the Prior-Year Items — a $61 million benefit related to legal settlements and $53 million in expenses related to the company’s fiscal 2007 realignment initiatives.

Music Publishing

Music Publishing revenue increased 9.3% from the prior year to $623 million, and was up 1.3% on a constant-currency basis. Domestic Music Publishing revenue rose 6.1% over the prior year to $225 million while international revenue grew 11.2%, and slipped 1.2% on a constant-currency basis. Music Publishing revenue was split 36% domestic and 64% international.

Digital revenue from Music Publishing grew 48.1% over the prior year to $40 million and represented 6.4% of total Music Publishing revenue in fiscal 2008, up from 4.7% in fiscal 2007. On a constant-currency basis, a decline in mechanical revenue of 8.7% was offset by a 10.9% increase in synchronization revenue, a 4.5% rise in performance revenue and the strong 48.1% increase in digital revenue.

Music Publishing operating income declined 7.1% over the prior year to $91 million, yielding an operating margin of 14.6%, down 2.6 percentage points year over year. Music Publishing OIBDA was $162 million, up 1.3% from $160 million in the prior year, while OIBDA margin declined 2.1 percentage points to 26.0% due primarily to sales mix. Music Publishing operating income, OIBDA, operating margin and OIBDA margin for fiscal year 2007 reflect a portion of the Prior-Year Items — a $3 million benefit related to legal settlements and $2 million in expenses related to the company’s fiscal 2007 realignment initiatives.

Financial details for the full fiscal year can be found in the company’s current Form 10-K, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

Figure 1. Warner Music Group Corp. - Consolidated Statements of Operations, Three and Twelve Months Ended 9/30/08 versus 9/30/07 (dollars in millions, except per share amounts)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	% Change	Twelve Months Ended September 30, 2008	Twelve Months Ended September 30, 2007	% Change

	(unaudited)	(unaudited)		(audited)	(audited)
Revenues:	$854	$867	(1)%	$3,491	$3,383	3%
Costs and expenses:
Cost of revenues	(433)	(447)	(3)%	(1,832)	(1,811)	1%
Selling, general and administrative expenses	(298)	(299)	(0)%	(1,233)	(1,161)	6%
Other income	—	21	—	3	73	(96)%
Restructuring costs	—	(6)	—	—	(50)	—
Amortization of intangible assets	(57)	(53)	8%	(222)	(206)	8%

Total costs and expenses	$(788)	$(784)	1%	$(3,284)	$(3,155)	4%

Operating income from continuing operations	$66	$83	(20)%	207	228	(9)%
Interest expense, net	(42)	(45)	(7)%	(180)	(182)	(1)%
Minority interest	(1)	(3)	(67)%	(5)	(5)	0%
Other expense, net	(4)	4	—	(8)	—	—

Income (loss) from continuing operations before income taxes	$19	$39	(51)%	$14	$41	(66)%

Income tax expense	(13)	(22)	(41)%	(49)	(49)	0%

Income (loss) from continuing operations	$6	$17	(65)%	$(35)	$(8)	—
Income (loss) from discontinued operations, net of tax	—	(12)	—	(21)	(13)	62%

Net income (loss)	$6	$5	20%	$(56)	$(21)	—

Net loss per share:

Basic earnings per share:
Income (loss) from continuing operations	$0.04	$0.11		$(0.24)	$(0.05)
Income (loss) from discontinued operations	—	(0.08)		(0.14)	(0.09)

Net income (loss)	$0.04	$0.03		$(0.38)	$(0.14)

Diluted earnings per share:
Income (loss) from continuing operations	$0.04	$0.11		$(0.24)	$(0.05)
Income (loss) from discontinued operations	—	(0.08)		(0.14)	(0.09)

Net income (loss)	$0.04	$0.03		$(0.38)	$(0.14)

Weighted averages shares outstanding:
Basic	149.1	147.0		148.3	146.2

Diluted	153.6	150.5		148.3	146.2

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets as of 9/30/08 and 9/30/07 (dollars in millions)

	September 30, 2008	September 30, 2007	% Change

	(audited)	(audited)
Assets:
Current Assets
Cash & cash equivalents	$411	$333	23%
Accounts receivable, less allowances of $159 and $192	538	555	(3)%
Inventories	57	58	(2)%
Royalty advances (expected to be recouped w/in 1 year)	174	176	(1)%
Deferred tax assets	30	40	(25)%
Other current assets	38	33	15%

Total Current Assets	$1,248	$1,195	4%
Royalty advances (expected to be recouped after 1 year)	212	216	(2)%
Investments	155	146	6%
Property, plant & equipment, net	117	133	(12)%
Goodwill	1,078	1,065	1%
Intangible assets subject to amortization, net	1,496	1,632	(8)%
Intangible assets not subject to amortization	100	100	—
Other assets	70	85	(18)%

Total Assets	$4,476	$4,572	(2)%

Liabilities & Shareholders’ Deficit:
Current Liabilities
Accounts payable	$219	$225	(3)%
Accrued royalties	1,189	1,226	(3)%
Taxes & other withholdings	16	33	(52)%
Current portion of long-term debt	17	17	0%
Dividend payable	1	23	(96)%
Deferred Revenue	117	56	—
Other current liabilities	312	302	3%

Total current liabilities	$1,871	$1,882	(1)%

Long-term debt	2,242	2,256	(1)%
Dividends payable	—	1	—
Deferred tax liabilities, net	237	244	(3)%
Other noncurrent liabilities	212	225	(6)%

Total Liabilities	$4,562	$4,608	(1)%

Common stock	—	—	—
Additional paid-in capital	590	579	2%
Accumulated deficit	(686)	(614)	12%
Accumulated other comprehensive income, net	10	(1)	—

Total Shareholders’ Deficit	$(86)	$(36)	139%

Total Liabilities & Shareholders’ Deficit	$4,476	$4,572	(2)%

Figure 3. Warner Music Group Corp.—Summarized Statement of Cash Flows, Three and Twelve Months Ended 9/30/08 versus 9/30/07 (dollars in millions)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	% Change	Twelve Months Ended September 30, 2008	Twelve Months Ended September 30, 2007	% Change

	(unaudited)	(unaudited)		(audited)	(audited)
Net cash provided by operating activities	$119	$105	13%	$304	$302	1%
Net cash provided by (used) in investing activities	(19)	$(153)	(88)%	(167)	(255)	(35)%
Net cash used in financing activities	(4)	(24)	(83)%	(59)	(94)	(37)%
Effect of foreign currency exchange rates on cash	(23)	9	—	—	13	(100)%

Net increase (decrease) in cash	$73	$(63)	—	$78	$(34)	—

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”). In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 4. Warner Music Group Corp. - Reconciliation of OIBDA to Net Loss, Three and Twelve Months Ended 9/30/08 versus 9/30/07 (dollars in millions)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	% Change	Twelve Months Ended September 30, 2008	Twelve Months Ended September 30, 2007	% Change

	(unaudited)	(unaudited)		(audited)	(audited)
OIBDA	$134	$146	(8)%	$475	$474	0%
Depreciation expense	(11)	(10)	10%	(46)	(40)	15%
Amortization expense	(57)	(53)	8%	(222)	(206)	8%

Operating income from continuing operations	$66	$83	(20)%	$207	$228	(9)%
Interest expense, net	(42)	(45)	(7)%	(180)	(182)	(1)%
Minority interest	(1)	(3)	(67)%	(5)	(5)	0%
Other expense, net	(4)	4	—	(8)	—	0%

Income (Loss) from continuing operations before income taxes	$19	$39	(51)%	$14	$41	(66)%

Income tax expense	(13)	(22)	(41)%	(49)	(49)	0%

Income (Loss) from continuing operations	$6	$17	(65)%	$(35)	$(8)	—
Loss from discontinued operations, net of tax	—	(12)	(100)%	(21)	(13)	62%

Net income (loss)	$6	$5	20%	$(56)	$(21)	—

OIBDA margin from continuing operations	15.7%	16.8%		13.6%	14.0%
Operating income margin from continuing operations	7.7%	9.6%		5.9%	6.7%

Figure 5. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, for the Three and Twelve Months ended 9/30/08 versus 9/30/07 (dollars in millions)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	% Change	Twelve Months Ended September 30, 2008	Twelve Months Ended September 30, 2007	% Change

	(unaudited)	(unaudited)		(audited)	(audited)
Total WMG Operating Income from Continuing Operations- GAAP	$66	$83	(20)%	$207	$228	(9)%
Depreciation and Amortization	68	63	8%	268	246	9%

Total WMG OIBDA	$134	$146	(8)%	$475	$474	0%

Recorded Music Operating Income from Continuing Operations- GAAP	$56	$72	(22)%	$233	$249	(6)%
Depreciation and Amortization	44	44	0%	183	172	6%

Recorded Music OIBDA	$100	$116	(14)%	$416	$421	(1)%

Music Publishing Operating Income from Continuing Operations - GAAP	$36	$39	(8)%	$91	$98	(7)%
Depreciation and Amortization	18	16	13%	71	62	15%

Music Publishing OIBDA	$54	$55	(2)%	$162	$160	1%

Constant Currency

As exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of results on a constant-currency basis in addition to reported results helps improve the ability to understand the company’s operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the $34 million, $25 million and $10 million favorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the three months ended September 30, 2008 compared to the comparable prior-year quarter and the $187 million, $144 million and $45 million favorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the fiscal year ended September 30, 2008 compared to the prior year. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and is not a measure of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp. - Revenue by Geography and Segment, Three and Twelve Months Ended 9/30/08 versus 9/30/07 As Reported and Constant Currency (dollars in millions)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Three Months Ended September 30, 2007	Twelve Months Ended September 30, 2008	Twelve Months Ended September 30, 2007	Twelve Months Ended September 30, 2007

	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)	As reported (audited)	As reported (audited)	Constant $ (audited)

Revenue by Geography:
US revenue
Recorded Music	$364	$394	$394	$1,380	$1,459	$1,459
Music Publishing	56	50	50	225	212	212
International revenue
Recorded Music	343	340	365	1,515	1,376	1,520
Music Publishing	100	87	97	398	358	403
Intersegment eliminations	(9)	(4)	(5)	(27)	(22)	(24)

Total Revenue	$854	$867	$901	$3,491	$3,383	$3,570

Revenue by Segment:
Recorded Music	$707	$734	$759	$2,895	$2,835	$2,979
Music Publishing	156	137	147	623	570	615
Intersegment eliminations	(9)	(4)	(5)	(27)	(22)	(24)

Total Revenue	$854	$867	$901	$3,491	$3,383	$3,570

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay ongoing regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. As free cash flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP — “cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free cash flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call unlevered after-tax cash flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp. - Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three and Twelve Months Ended 9/30/08 versus 9/30/07 (dollars in millions)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Twelve Months Ended September 30, 2008	Twelve Months Ended September 30, 2007
	(unaudited)	(unaudited)	(audited)	(audited)
Net cash flow provided by operating activities	$119	$105	$304	$302
Less: Capital expenditures	6	8	32	29
Less: Net cash paid for investments, net, excluding short-term investments	13	145	135	251

Free Cash Flow (a)	$100	$(48)	$137	$22

(a) - Free Cash Flow includes cash paid for interest as follows (in millions):

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Twelve Months Ended September 30, 2008	Twelve Months Ended September 30, 2007
	(unaudited)	(unaudited)	(audited)	(audited)
Free Cash Flow	$100	$(48)	$137	$22
Plus: Cash paid for interest	22	15	149	136

Unlevered After-Tax Cash Flow	$122	$(33)	$286	$158

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com